EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Fourth Quarter 2006 Earnings Report

Net Income for the twelve months ended December 31, 2006 was $4,129,000 compared to $4,476,000 for the same period in 2005. For the quarter ending December 31, 2006, net income was $1,109,000 compared to $1,294,000 for the quarter ended December 31, 2005. The flat yield curve which persisted through 2006 limited the net interest margin that the bank relies on for much of its income. Net interest income for 2006 was $12,168,000 which compares to $12,658,000 for the same period in 2005. This is a decrease of $490,000, or 3.87%. For the quarter ended December 31, 2006, net interest income was $3,045,000 compared to $3,266,000 for the same period in 2005. This too was a decrease of $221,000, or 6.77%

Total assets on December 31, 2006 were $416,307,000, which compares to $391,198,000 as of December 31, 2005, an increase of 6.42%. Compared to the December 31, 2005 figure of $256,870,000, net loans were up 4.90% at $269,454,000 as of December 31, 2006.

Deposits totaled $323,613,000 as of December 31, 2006, compared to $296,962,000 on December 31, 2005, an increase of 8.97%.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, and Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.